                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                                 PROXICOM, INC.

                                       AT

                              $5.75 NET PER SHARE

                                       BY

                             PFC ACQUISITION CORP.

                          A WHOLLY OWNED SUBSIDIARY OF

                          COMPAQ COMPUTER CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON THURSDAY, MAY 31, 2001, UNLESS THE OFFER IS EXTENDED.

     A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES (ii) THROUGH
(iii). YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.

                      The Dealer Manager for the Offer is:

                       [CREDIT SUISSE/FIRST BOSTON LOGO]

May 3, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary of the Offer........................................   ii
Introduction................................................    1
   1. Terms of the Offer....................................    3
   2. Acceptance for Payment and Payment....................    4
   3. Procedures for Accepting the Offer and Tendering
     Shares.................................................    5
   4. Withdrawal Rights.....................................    7
   5. Material U.S. Federal Income Tax Consequences.........    8
   6. Price Range of the Shares; Dividends..................    9
   7. Information Concerning Proxicom.......................    9
   8. Information Concerning Compaq and the Purchaser.......   10
   9. Background of the Offer; Contacts with Proxicom.......   11
  10.   Purpose; Statutory Requirements; Appraisal Rights;
        Plans for Proxicom; "Going Private" Transactions;
        The Merger Agreement; The Support Agreements; Raul
        Fernandez's Retention Agreement; Executive Offer
        Letters; Retention Program; The Confidentiality
        Agreement...........................................   13
  11.   Possible Effects of the Offer on the Market for the
        Shares; Stock Exchange Listing; Exchange Act
        Registration; Margin Regulations....................   22
  12. Source and Amount of Funds............................   24
  13. Dividends and Distributions...........................   24
  14. Conditions of the Offer...............................   24
  15. Legal Matters; Required Regulatory Approvals..........   25
  16. Fees and Expenses.....................................   27
  17. Miscellaneous.........................................   27
Schedule I -- Directors and Executive Officers of Compaq and
  the Purchaser.............................................  S-1

                              SUMMARY OF THE OFFER

PRINCIPAL TERMS

     - Compaq Computer Corporation, through its wholly owned subsidiary, is offering to buy all outstanding shares of common stock of Proxicom, Inc. The tender price is $5.75 per share in cash, without interest. Tendering shareholders will not have to pay brokerage fees or commissions.

     - The offer is the first step in our agreement with Proxicom to acquire all of the outstanding Proxicom shares. If the offer is successful, we will acquire any remaining Proxicom shares in a second-step merger at the same cash price per share as was paid in the tender offer. The shareholders of Proxicom will have appraisal rights in the merger.

     - The offer will expire at 12:00 midnight, New York City time, on Thursday, May 31, 2001, unless we extend the offer.

     - If we decide to extend the offer, we will issue a press release announcing the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the offer.

PROXICOM BOARD RECOMMENDATION

     - The board of directors of Proxicom has unanimously determined that the terms of the offer and the merger are fair to and in the best interests of the shareholders of Proxicom, approved the offer, the merger and the merger agreement and recommends that shareholders of Proxicom accept the offer and tender their Proxicom shares.

CONDITIONS

     We are not required to complete the offer unless:

     - at least a majority of the outstanding Proxicom common shares on a fully-diluted basis (taken together with any Proxicom common shares, directly or indirectly, owned by us) are validly tendered and not withdrawn prior to the expiration of the offer, and

     - we receive U.S. and German antitrust clearance for the offer.

     Other conditions to the offer are described in Section 14.

     The offer is not conditioned on Compaq obtaining financing.

PROCEDURES FOR TENDERING

     If you wish to accept the offer, this is what you must do:

     - If you are a record holder (i.e., a stock certificate has been issued to you or you hold Proxicom shares in book-entry form in your name), you must complete and sign the enclosed letter of transmittal and send it with your stock certificate to the depositary for the offer or follow the procedures for book-entry transfer. These materials must reach the depositary before the offer expires. See the letter of transmittal and
       Section 2 for further details.

     - If you are a record holder but your stock certificate is not available or you cannot deliver it to the depositary before the offer expires, you may be able to tender your shares using the enclosed notice of guaranteed delivery. Please call our information agent, Georgeson Shareholder Communications Inc., at (888) 381-8735 for assistance. See Section 2 for further details.

     - If you hold your Proxicom shares in "street name" through a broker or bank, you should contact your broker or bank and instruct them to tender your Proxicom shares.

WITHDRAWAL RIGHTS

     - If, after tendering your Proxicom shares in the offer, you decide that you do not want to accept the offer, you can withdraw your Proxicom shares by so instructing the depositary in writing before the offer expires. If you tendered by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Proxicom shares. See Section 3 for further details.

RECENT PROXICOM TRADING PRICES; SUBSEQUENT TRADING

     The closing price for Proxicom shares was:

     - $4.33 per share on April 26, 2001, the last full trading day before we announced the execution of the merger agreement with Proxicom, and

     - $5.66 per share on May 2, 2001, the last full trading day before the printing of these materials.

BEFORE DECIDING WHETHER TO TENDER, YOU SHOULD OBTAIN A CURRENT MARKET QUOTATION FOR THE PROXICOM SHARES.

     - If the offer is successful, we expect the Proxicom shares to continue to be traded on The Nasdaq National Market until the time of the merger, although we expect trading volume to be below its pre-offer level.

FURTHER INFORMATION

     - If you have questions about the offer, you can call:

      Our Information Agent:

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.

                               111 Commerce Road
                          Carlstadt, New Jersey 07072
                 Banks and Brokers Call Collect: (201) 896-1900
                   All Others Call Toll Free: (888) 381-8735

       Our Dealer Manager:

                     CREDIT SUISSE FIRST BOSTON CORPORATION

                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll Free: (800) 646-4543

TO THE HOLDERS OF SHARES OF
  COMMON STOCK OF PROXICOM, INC.

                                  INTRODUCTION

     PFC Acquisition Corp. (the "Purchaser"), a wholly owned subsidiary of Compaq Computer Corporation ("Compaq"), is offering to purchase all outstanding shares of common stock ("Shares") of Proxicom, Inc. ("Proxicom") at a purchase price of $5.75 per Share, net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

     You will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares in the Offer. Shareholders who hold their Shares though bankers or brokers should check with such institutions as to whether or not they charge any service fee. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup U.S. federal income tax withholding of 31% of the gross proceeds payable to you. See Section 3. We will pay all charges and expenses of Credit Suisse First Boston Corporation, as Dealer Manager ("Credit Suisse First Boston" or the "Dealer Manager"), EquiServe Trust Company, N.A., as Depositary (the "Depositary"), and Georgeson Shareholder Communications Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See
Section 16.

     THE BOARD OF DIRECTORS OF PROXICOM HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF PROXICOM, APPROVED THE OFFER, THE MERGER (AS DEFINED BELOW) AND THE MERGER AGREEMENT (AS DEFINED BELOW) AND RECOMMENDS THAT SHAREHOLDERS OF PROXICOM ACCEPT THE OFFER AND TENDER THEIR SHARES.

     We are not required to purchase any Shares unless at least a majority of the outstanding Shares on a fully-diluted basis (taken together with any other Shares, directly or indirectly, owned by us) are validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"). We reserve the right (subject to the prior written consent of Proxicom and compliance with applicable laws) to waive or reduce the Minimum Condition and to elect to purchase a smaller number of Shares. We have no current expectation that we would seek to exercise this right. The Offer is also subject to certain other terms and conditions. See Sections 1, 14 and 15.

     We are making the Offer under the Agreement and Plan of Merger dated as of April 26, 2001 (the "Merger Agreement") among Compaq, Proxicom and the Purchaser. Following the completion of the Offer, Proxicom will merge with the Purchaser (the "Merger"), with Proxicom continuing as the surviving corporation and a wholly owned direct subsidiary of Compaq. In the Merger, each outstanding Share that is not owned by us (other than Shares held by Proxicom shareholders who perfect their appraisal rights under the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive the same per Share price paid in the Offer, without interest. Section 10 contains a more detailed description of the Merger Agreement. Section 5 describes the material U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.

     Goldman, Sachs & Co. ("Goldman Sachs"), Proxicom's financial advisor, has delivered to the Proxicom Board its written opinion dated April 26, 2001 to the effect that, as of such date, the consideration to be received by the Proxicom shareholders in the Offer and the Merger is fair to such shareholders from a financial point of view. A copy of the opinion of Goldman Sachs is included with Proxicom's Solicitation/ Recommendation Statement on Schedule 14D-9, which is being mailed with this document, and Proxicom shareholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Goldman Sachs.

     Approval of the Merger requires the affirmative vote of holders of at least a majority of the outstanding Shares. As a result, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is completed, we will own a sufficient number of Shares to ensure that the Merger will be approved by Proxicom shareholders. See Section 10.

     Proxicom has informed us that, as of April 30, 2001, there were 56,988,719 Shares outstanding and 16,948,659 Shares reserved for issuance upon the exercise of outstanding stock options and warrants, excluding options deemed outstanding under Proxicom's Employee Stock Purchase Plan.

     Raul Fernandez, Proxicom's Chairman and Chief Executive Officer, and a group of private equity funds sponsored by General Atlantic Partners, two of Proxicom's largest shareholders, have agreed to tender all Shares that they own of record or beneficially in the Offer. As of April 30, 2001, Mr. Fernandez owned of record or beneficially 12,963,358 Shares and the private equity funds sponsored by General Atlantic Partners owned of record or beneficially 3,480,956 Shares, representing in the aggregate approximately 28.8% of the Shares outstanding as of such date.

     THE OFFER IS CONDITIONED UPON THE SATISFACTION OR WAIVER OF THE CONDITIONS DESCRIBED IN SECTION 14. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MAY 31, 2001, UNLESS WE EXTEND IT.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 3 on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on Thursday, May 31, 2001, unless we determine, or are required, to extend the period of time for which the Offer is open, in which case Expiration Date will mean the time and date at which the Offer, as so extended, will expire.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all Shares validly tendered and not withdrawn prior to the Expiration Date as promptly as practicable after the Expiration Date. If at the Expiration Date all of the conditions to the Offer have not been satisfied or waived, we will, as required by the Merger Agreement, extend the Expiration Date for an additional period or periods (none of which periods will exceed 10 business days) until all of the conditions are satisfied or waived. Notwithstanding the foregoing, we are not required under the terms of the Merger Agreement to extend the Offer beyond August 1, 2001. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See Section 4.

     Subject to the terms of the Merger Agreement and compliance with applicable law, we also reserve the right, at any time or from time to time, to (a) delay purchase of, or, regardless of whether we previously purchased any Shares, payment for, any Shares, pending receipt of any regulatory or governmental approvals specified in Section 15, (b) terminate the Offer if any condition referred to in Section 14 has not been satisfied and (c) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of the delay, termination, waiver or amendment to the Depositary.

     We have agreed in the Merger Agreement that, without the prior written consent of Proxicom, we will not waive the Minimum Condition, change the form of consideration or decrease the price per Share to be paid in the Offer, decrease the number of Shares sought in the Offer or impose conditions to the Offer other than those specified in Section 14. Pursuant to applicable law, we are required to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and may not delay purchase of, or payment for (except as provided in clause (a) of the preceding paragraph), any Shares without extending the period of time during which the Offer is open.

     We have also agreed in the Merger Agreement that if at the Expiration Date all conditions of the Offer have been satisfied or waived and we have accepted for payment all Shares tendered in the Offer, we may (and if the number of Shares validly tendered and not withdrawn in the Offer is at least equal to 80%, but less than 90%, of the then outstanding Shares, will), in compliance with applicable law, provide an additional period or periods following the Offer in which Proxicom shareholders would be able to tender Shares not tendered in the Offer (a "Subsequent Offer"). A Subsequent Offer, if one is provided, is not an extension of the Offer.

     Pursuant to a Subsequent Offer, (a) the offer will remain open for such period or periods as we shall specify not to exceed 20 business days in the aggregate, (b) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered may not be withdrawn, (c) we will immediately accept and promptly pay for Shares as they are tendered and (d) the price per Share will be the same as the price paid in the Offer.

     Any extension, delay, termination or amendment of the Offer or commencement or extension of a Subsequent Offer will be followed as promptly as practicable by a public announcement. An announcement, in the case of an extension of the Offer or commencement or extension of a Subsequent Offer, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If we make a material change in the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law.

The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of 10 business days may be required to allow for adequate dissemination. With respect to a change in price or a decrease in the percentage of securities sought, a minimum 10 business day period from the date of the change is required to allow for adequate dissemination to shareholders. Accordingly, if, prior to the Expiration Date, we change the price offered, or decrease the number of Shares being sought, in the Offer and the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the change or decrease is first published, sent or given to holders of Shares, we will extend the Offer at least until the expiration of that period of 10 business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Proxicom has provided us with its shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. We will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares, and we will furnish the materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn prior to the Expiration Date as promptly as practicable after the Expiration Date following the satisfaction or waiver of the conditions to the Offer set forth in Section 14. If we include a Subsequent Offer, we will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offer. Notwithstanding the foregoing, subject to applicable rules of the SEC, we reserve the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in Section 15.

     In all cases, we will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (a) certificates representing the Shares ("Share Certificates") or confirmation (a "Book-Entry Confirmation") of the book-entry transfer of the Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (b) the appropriate Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer and (c) any other documents that the Letter of Transmittal requires.

     "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

     For purposes of the Offer, we will be deemed to have accepted for payment, and purchased, Shares validly tendered and not withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering Proxicom shareholders for the purpose of receiving payment from us and transmitting payment to validly tendering Proxicom shareholders.

     UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR
SHARES.

     If we do not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Share Certificates representing more Shares than you wish to tender, we will return Share Certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, the Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     IF, PRIOR TO THE EXPIRATION DATE, WE INCREASE THE PRICE OFFERED TO HOLDERS OF SHARES IN THE OFFER, WE WILL PAY THE INCREASED PRICE TO ALL HOLDERS OF SHARES THAT WE PURCHASE IN THE OFFER, WHETHER OR NOT THE SHARES WERE TENDERED BEFORE THE INCREASE IN PRICE.

     We reserve the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of our subsidiaries or affiliates, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment in the Offer.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

     Valid Tender of Shares. Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal, properly completed and signed, together with any required signature guarantees (or an Agent's Message in connection with a book-entry delivery of Shares) and any other documents that the Letter of Transmittal requires at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (a) you must deliver Share Certificates representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case on or prior to the Expiration Date or (b) you must comply with the guaranteed delivery procedures set forth below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND SOLE RISK, AND DELIVERY WILL BE CONSIDERED MADE ONLY WHEN THE DEPOSITARY ACTUALLY RECEIVES THE SHARE CERTIFICATES OR OTHER DOCUMENTS. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures. However, although Shares may be delivered through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal, properly completed and signed, with any required signature guarantees (or an Agent's Message in connection with a book-entry transfer), and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or you must comply with the guaranteed delivery procedure set forth below.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. No signature guarantee is required if the Shares tendered are tendered (a) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or
(b) for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution"). In all other cases, an Eligible Institution must guarantee signatures on all Letters of Transmittal. See Instruction 1 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of Share Certificates.

     Guaranteed Delivery. If you want to tender Shares in the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, your Shares may nevertheless be tendered if you comply with all of the following procedures:

          (a) your tender is made by or through an Eligible Institution;

          (b) the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery, substantially in the form made available by us, on or before the Expiration Date; and

          (c) the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal within three trading days after the date of execution of the Notice of Guaranteed Delivery. You may deliver the Notice of Guaranteed Delivery by hand, mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision of the Offer, we will pay for Shares only after timely receipt by the Depositary of Share Certificates for, or, of Book-Entry Confirmation with respect to, the Shares, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the appropriate Letter of Transmittal. Accordingly, payment might not be made to all tendering Proxicom shareholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation, as applicable, and all other required documents.

     Backup U.S. Federal Income Tax Withholding. Under the backup U.S. federal income tax withholding laws applicable to certain Proxicom shareholders (other than certain exempt Proxicom shareholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold 31% of the amount of any payments made to those Proxicom shareholders pursuant to the Offer, the Subsequent Offer (if one is included) or the Merger. To prevent backup U.S. federal income tax withholding, you must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to backup U.S. federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 8 of the Letter of Transmittal.

     Appointment as Proxy. By executing the Letter of Transmittal, you irrevocably appoint our designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to the Shares that you tender and that we accept for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when we accept your Shares for payment in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Our designees will, with respect to the Shares and such other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual or special meeting of Proxicom shareholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise.

     In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, we or our designee must be able to exercise full voting rights with respect to such Shares and other securities and rights, including voting at any meeting of Proxicom's shareholders or pursuant to any consent in lieu of any such meeting.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares of any particular Proxicom shareholder, whether or not similar defects or irregularities are waived in the case of other Proxicom shareholders.

     Our interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by us. None of Compaq, the Purchaser or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Our acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS

     Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw Shares that you have previously tendered in the Offer at any time on or before the Expiration Date and, unless previously accepted for payment as provided herein, may also be withdrawn at any time after July 1, 2001. No withdrawal rights apply to Shares tendered in a Subsequent Offer and no withdrawal rights apply during the Subsequent Offer with respect to Shares tendered in the Offer and accepted for payment.

     If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or we are unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to our rights set forth in this Offer to Purchase, the Depositary may, nevertheless, on our behalf, retain Shares that you have tendered, and you may not withdraw your Shares, except to the extent that you are entitled to and duly exercise withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     In order for your withdrawal to be effective, you must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw and (if Share Certificates have been tendered) the name of the registered holder of the Shares as shown on the Share Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, you must submit the serial numbers shown on the particular Share Certificates evidencing the Shares to be withdrawn and an Eligible Institution must guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. You may not rescind a withdrawal of Shares. Any Shares that you withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Date by following any of the procedures described in Section 3.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of Compaq, the Purchaser or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     Your receipt of cash for Shares in the Offer, the Subsequent Offer (if one is included) or the Merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, if you sell or exchange your Shares in the Offer, the Subsequent Offer (if one is included) or the Merger, you would generally recognize gain or loss equal to the difference between the amount of cash received and your tax basis for the Shares that you sold or exchanged. That gain or loss will be capital gain or loss (assuming you hold your Shares as a capital asset), and any such capital gain or loss will be long term if, as of the date of sale or exchange, you have held such Shares for more than one year or will be short term if, as of such date, you have held such Shares for one year or less.

     The discussion above may not be applicable to certain types of Proxicom shareholders, including Proxicom shareholders who acquired Shares through the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States, foreign corporations, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code") (such as insurance companies, tax-exempt entities and regulated investment companies).

     THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OFFER, THE SUBSEQUENT OFFER (IF ONE IS INCLUDED) AND THE MERGER, INCLUDING U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

6. PRICE RANGE OF THE SHARES; DIVIDENDS

     The Shares are traded on The Nasdaq National Market under the symbol "PXCM." The following table sets forth, for the periods indicated, the high and low sale prices for the Shares, on a split-adjusted basis, on The Nasdaq National Market during each quarter presented.

                                                               HIGH       LOW
                                                              -------    ------
1999
  Second Quarter (beginning April 20, 1999).................  $ 13.88    $ 8.50
  Third Quarter.............................................  $ 33.00    $12.50
  Fourth Quarter............................................  $ 64.25    $24.06
2000
  First Quarter.............................................  $ 67.50    $35.88
  Second Quarter............................................  $ 51.88    $20.64
  Third Quarter.............................................  $ 57.25    $18.38
  Fourth Quarter............................................  $ 19.63    $ 2.63
2001
  First Quarter.............................................  $  9.13    $ 2.22
  Second Quarter (through May 2, 2001)......................  $  5.68    $ 1.80

     Proxicom did not pay any dividends during any quarter presented in the table above.

     On April 26, 2001, the last full trading day before the announcement of the execution of the Merger Agreement, the reported closing price per Share was $4.33. On May 2, 2001, the last full trading day before the printing of this Offer to Purchase, the reported closing price per Share was $5.66.

     SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. INFORMATION CONCERNING PROXICOM

     Proxicom is a Delaware corporation with its principal executive offices located at 11600 Sunrise Valley Drive, Reston, Virginia 20191. Proxicom's telephone number is (703) 262-3200.

     The following description of Proxicom and its business has been taken from Proxicom's Form 10-K for the year ended December 31, 2000, and is qualified in its entirety by reference to such Form 10-K.

     Proxicom is a leading e-business consulting and developmental company, delivering innovative multi-channel solutions to Global 1000 companies and other large businesses. Proxicom provides a wide range of advisory and development services to deliver multi-channel e-business solutions. These solutions and applications include business-to-consumer electronic commerce and content sites, business-to-business electronic commerce extranets and company-specific intranets. Proxicom develops and deploys these solutions through an integrated set of strategy, technology and creative services.

     Proxicom files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any such reports, statements or other information at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Proxicom's SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

     Although Compaq and the Purchaser have no knowledge that any such information is untrue, Compaq and the Purchaser take no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to Proxicom or any of its subsidiaries or affiliates or for any failure by Proxicom to disclose events which may have occurred or may affect the significance or accuracy of any such information.

     Certain Projections. Proxicom does not, as a matter of course, make public any forecasts as to its future financial performance. However, in connection with Compaq's review of the transactions contemplated by the Merger Agreement, Proxicom provided Compaq with certain projected financial information concerning Proxicom. Such information included, among other things, Proxicom's projections of revenue and net income for Proxicom for the years 2001 through 2002. Set forth below is a summary of such projections. These projections should be read together with the financial statements of Proxicom that can be obtained from the SEC as described above.

                                                      2001            2002
                                                  ------------    ------------
Revenue.........................................  $175,006,000    $214,550,277
Net Income (Loss)...............................  $(48,785,456)*  $ (4,986,737)

---------------
* Reflects restructuring charge in the range previously announced by Proxicom.

     IT IS THE UNDERSTANDING OF COMPAQ THAT THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO COMPAQ IN CONNECTION WITH ITS EVALUATION OF A BUSINESS COMBINATION TRANSACTION. PROXICOM HAS ADVISED COMPAQ THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO COMPAQ WERE BASED IN PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISIONS AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. THE PROJECTIONS ALSO REFLECT NUMEROUS ASSUMPTIONS (NOT ALL OF WHICH WERE PROVIDED TO COMPAQ), ALL MADE BY MANAGEMENT OF PROXICOM, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND PROXICOM'S CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE. IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT COMPAQ OR PROXICOM OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF COMPAQ OR PROXICOM OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY PERSON REGARDING THE ULTIMATE PERFORMANCE OF PROXICOM COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS, AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

8. INFORMATION CONCERNING COMPAQ AND THE PURCHASER

     Compaq is a Delaware corporation with principal executive offices located at 20555 S.H. 249 MS 110810, Houston, Texas 77070-2698. Compaq's telephone number is (281) 370-0670.

     Founded in 1982, Compaq, a Fortune Global 100 company, is a leading global provider of technology and solutions. Compaq designs, develops, manufactures and markets hardware, software, solutions, and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, and communications products, commercial desktop and portable products, and consumer PCs that are sold in more than 200 countries.

     Compaq products and services are sold in more than 200 countries directly and through a network of authorized Compaq marketing partners. Compaq markets its products and services primarily to customers in the business, home, government and educational sectors.

     The Purchaser's principal executive offices are located c/o Compaq at 20555 S.H. 249 MS 110810, Houston, Texas 77070-2698. The Purchaser is a newly formed Delaware corporation and a wholly-owned subsidiary of Compaq. The Purchaser has not conducted any business other than in connection with the Offer and the Merger.

     The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of Compaq and the Purchaser are set forth in Schedule I hereto.

     Compaq files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any such reports, statements or other information at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Compaq's SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

     Except as set forth elsewhere in this Offer to Purchase or in Schedule I hereto: (a) neither Compaq nor, to Compaq's knowledge, any of the persons listed in Schedule I hereto or any associate or majority owned subsidiary of Compaq's or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Proxicom, (b) neither Compaq nor, to Compaq's knowledge, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of Proxicom during the past 60 days, (c) neither Compaq nor, to Compaq's knowledge, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Proxicom (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations), (d) since May 3, 1999, there have been no transactions which would require reporting under the rules and regulations of the SEC between us or any of Compaq's subsidiaries or, to Compaq's knowledge, any of the persons listed in Schedule I hereto, on the one hand, and Proxicom or any of its executive officers, directors or affiliates, on the other hand, and (e) since May 3, 1999, there have been no contacts, negotiations or transactions between Compaq or any of Compaq's subsidiaries or, to Compaq's knowledge, any of the persons listed in Schedule I hereto, on the one hand, and Proxicom or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

9. BACKGROUND OF THE OFFER; CONTACTS WITH PROXICOM

     As part of the continuous evaluation of its business and plans to grow its Global Services organization, Compaq regularly considers a variety of strategic options and transactions.

     In January 2001, representatives of Credit Suisse First Boston, as financial advisors to Compaq, contacted Mr. Fernandez to indicate an interest in Proxicom. On January 30, 2001, Jeff Lynn, Vice President and General Manager of Compaq's Global Services unit, met with Mr. Fernandez and Kenneth Tarpey, Chief Financial Officer of Proxicom, to present business overviews of each of Compaq and Proxicom, respectively.

     On February 13, 2001, Jay Connor, Vice President, Operations and Finance of Compaq's Global Services unit, and other members of Compaq met with Mr. Tarpey and other members of Proxicom to present business overviews of each of their respective companies as well as to discuss a possible business combination. That day, Compaq and Proxicom signed a confidentiality agreement.

     Members of Compaq and Proxicom met again on February 20 and February 21, 2001. These meetings were attended by Mr. Lynn, other members of Compaq's management, Mr. Fernandez, and other members of Proxicom's management. At this meeting, the companies again gave presentations on their respective businesses and discussed a possible acquisition of Proxicom by Compaq.

     Between February 21, 2001 and March 6, 2001, representatives of Proxicom provided further information to representatives of Compaq regarding Proxicom's business.

     On February 23, 2001, Michael Capellas, the Chief Executive Officer of Compaq, Peter Blackmore, the Executive Vice President, Sales and Services of Compaq, and Mr. Lynn met with Mr. Fernandez to discuss a possible acquisition of Proxicom by Compaq.

     On March 7 and March 8, 2001, members of Compaq, including Messrs. Lynn and Connor, as well as Compaq's financial and legal advisors, traveled to Washington, DC to conduct certain due diligence. Members of Compaq's management met with members of Proxicom's management for an in-depth presentation on, and discussion of, Proxicom's business.

     Over the one-week period following the March 7 and 8, 2001 meetings, representatives and members of Compaq and Proxicom spoke periodically. Representatives of Proxicom provided additional information requested by representatives of Compaq during this time period.

     Subsequent to this one-week period, members of Compaq's management evaluated the results of the due diligence performed and conducted further internal discussions regarding terms of a potential acquisition of Proxicom, including the form of consideration to be used in such an acquisition and the retention arrangements to be proposed for key executives of Proxicom.

     On April 6, 2001, Mr. Fernandez communicated to Mr. Lynn, and Proxicom's financial advisors communicated to Compaq's financial advisors, that Proxicom was preparing to pursue a transaction with another potential acquiror pursuant to which such acquiror would purchase all the outstanding Shares for cash. On April 7, 2001, Mr. Lynn and Mr. Fernandez discussed by phone Compaq's interest in pursuing an acquisition of Proxicom. Subsequently, Compaq's financial advisors indicated to Proxicom's financial advisors that Compaq was willing to discuss a potential transaction in which Compaq would acquire all outstanding Shares at a price of $4.25 per Share, subject to the completion of satisfactory due diligence, the negotiation of the terms and conditions of the transaction, and the receipt of internal approvals, including Compaq Board approval.

     On April 8, 2001, Mr. Lynn and Compaq's financial advisors, and Mr. Fernandez and Proxicom's financial advisors, continued their discussions concerning the terms of a potential transaction, including price. Subsequently, Compaq's financial advisors indicated to Proxicom's financial advisors that Compaq was willing to discuss a potential transaction in which Compaq would acquire all outstanding Shares at a price of $5.75 per Share, subject to the completion of satisfactory due diligence, the negotiation of the terms and conditions of the transaction, and the receipt of internal approvals, including Compaq Board approval.

     On April 10, 2001, representatives of Compaq and Proxicom began discussions concerning the terms of a merger agreement, including the form of consideration to be received by Proxicom shareholders, as well as the terms of shareholder support agreements to be entered into by Mr. Fernandez and certain private equity funds sponsored by General Atlantic Partners. The initial merger agreement distributed by Compaq and its legal advisors to Proxicom and its legal advisors contemplated a transaction in which the aggregate consideration would be paid 50% in cash and 50% in Compaq stock, with Proxicom shareholders able to elect to receive either cash or Compaq stock, subject to certain limitations.

     Between April 12 and April 14, 2001, members of Compaq together with Compaq's legal advisors conducted additional due diligence in Washington, DC. Subsequent to April 14, 2001, representatives of Compaq and Proxicom held further discussions concerning certain matters arising out of the due diligence examinations.

     Between April 11 and April 25, 2001, representatives of Compaq and Proxicom continued discussions concerning the terms of a merger agreement as well as the shareholder support agreements. After engaging in discussions with Proxicom and its representatives with respect to the initial cash and stock proposal, Compaq proposed an all cash structure. Concurrently, Compaq also negotiated retention arrangements to be entered into with certain key executives of Proxicom and an arrangement to be entered into with Mr. Fernandez whereby a portion of the proceeds received from his sale of Shares would be used to purchase Compaq stock and a portion would be subject to forfeiture under certain circumstances. Compaq informed Proxicom that it was not prepared to enter into a merger agreement unless the shareholder support agreements, the retention agreements, and the agreement with Mr. Fernandez were executed.

     On April 17, 2001, the proposed transaction with Proxicom was discussed at a special meeting of the Compaq Board, but was not presented for formal approval.

     Over the period from April 18 through April 25, 2001, representatives of Compaq and Proxicom continued to discuss and negotiate the terms of the merger agreement, and Compaq's representatives continued their due diligence examinations.

     On April 26, 2001, at a regularly scheduled meeting, the Compaq Board, after a presentation on and discussion of the terms of the proposed acquisition of Proxicom, including the retention arrangements to be entered into with key Proxicom executives, and the arrangement with Mr. Fernandez, unanimously approved the acquisition of Proxicom.

     On April 26, 2001, the Proxicom Board met to receive presentations from its legal and financial advisors and to consider the Offer, the Merger and the Merger Agreement. Proxicom's financial advisor, Goldman Sachs, delivered to the Proxicom Board its oral opinion to the effect that, as of such date, and based upon and subject to certain matters and assumptions, the consideration to be received by the Proxicom shareholders pursuant to the Offer and the Merger was fair from a financial point of view to such shareholders. Following such presentations, the Proxicom Board determined that the terms of the Offer and the Merger were fair to and in the best interests of the Proxicom shareholders, approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and determined to recommend that the Proxicom shareholders accept the Offer and tender their Shares pursuant to the Offer and adopt the Merger Agreement.

     On April 26, 2001, the Merger Agreement was executed, and a press release was issued announcing the signing of the Merger Agreement. Concurrently with the execution of the Merger Agreement, the shareholder support agreements, the retention agreements with key Proxicom executives, and the agreement with Mr. Fernandez were executed.

     On May 3, 2000, the Offer was commenced.

10. PURPOSE; STATUTORY REQUIREMENTS; APPRAISAL RIGHTS; PLANS FOR PROXICOM; "GOING PRIVATE" TRANSACTIONS; THE MERGER AGREEMENT; THE SUPPORT AGREEMENTS; RAUL FERNANDEZ'S RETENTION AGREEMENT; EXECUTIVE OFFER LETTERS; RETENTION PROGRAM; THE CONFIDENTIALITY AGREEMENT

     (a) Purpose.

     The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, Proxicom. The Offer, as the first step in the acquisition of Proxicom, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of Proxicom not purchased pursuant to the Offer or otherwise.

     (b) Statutory Requirements.

     In general, under the DGCL a merger of two Delaware corporations requires the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving an agreement of merger containing provisions with respect to certain statutorily specified matters and the approval of such agreement of merger by the shareholders of each corporation by the affirmative vote of at least a majority of all the outstanding shares of stock entitled to vote on such merger, unless otherwise provided for in that corporation's certificate of incorporation or in the case of a short-form merger as described in the next paragraph. Accordingly, except in the case of a short-form merger, a vote of at least a majority of Proxicom's shareholders is required in order to adopt the Merger Agreement. The Shares entitle the holders thereof to voting rights.

     The DGCL also provides that, if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other shareholders of the subsidiary as long as a copy of that plan of merger or an outline of that plan of merger is furnished to the remaining shareholders. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser could, and intends to, effect the Merger without any action by any other Proxicom shareholder.

     (c) Appraisal Rights.

     No appraisal rights are available in connection with the Offer.

     However, in connection with the Merger, Proxicom shareholders will have certain rights under Section 262 of the DGCL to dissent and demand appraisal and payment in cash of the fair value of their Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger.

     THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY PROXICOM SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS.

     THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     (d) Plans for Proxicom.

     In connection with the Offer, Compaq and the Purchaser have reviewed and will continue to review various possible business strategies that they might consider in the event that the Purchaser acquires control of Proxicom, whether pursuant to this Offer, the Merger or otherwise. Such changes could include, among other things, changes in Proxicom's business, corporate structure, capitalization and management.

     (e) "Going Private" Transactions.

     The SEC has adopted Rule 13e-3 under the Securities Exchange Act of 1934 (as amended, the "Exchange Act") which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is completed within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to shareholders prior to the completion of the transaction.

     (f) The Merger Agreement.

     The following summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which Compaq and the Purchaser have filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the SEC, which may be copied and examined as set forth in Section 8 above (except that it will not be available at the regional offices of the SEC).

     The Offer. The Merger Agreement provides for the making of the Offer. The Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the other conditions described in Section 14. The Merger Agreement provides that each Proxicom shareholder who tenders Shares in the Offer will receive $5.75 for each Share tendered, net to the shareholder in cash. The Purchaser has agreed that, without the prior written consent of Proxicom, it will not:

     - waive the Minimum Condition,

     - change the form of consideration to be paid in the Offer,

     - decrease the Per Share Amount to be paid in the Offer,

     - decrease the number of Shares sought in the Offer, or

     - add conditions to the Offer other than the conditions described in
       Section 14.

     Mandatory Extensions of the Offer. The Merger Agreement obligates the Purchaser to extend the Offer from time to time if, on the Expiration Date, any of the conditions to the Offer has not been satisfied or waived; provided that the Purchaser will not be required to extend the Offer beyond August 1, 2001. Any individual extensions of the Offer may not exceed 10 business days.

     The Merger Agreement obligates the Purchaser to accept for payment, as promptly as permitted under applicable law, and pay for, as promptly as practicable after the date on which the Purchaser first accepts Shares for payment in the Offer (the "Acceptance Date"), all Shares validly tendered (and not withdrawn) in the Offer.

     Subsequent Offer. If at the expiration of the Offer all conditions of the Offer have been satisfied or waived and the Purchaser has accepted for payment all Shares tendered in the Offer, the Merger Agreement permits (and if the number of Shares validly tendered and not withdrawn pursuant to the Offer is at least equal to 80% but less than 90% of the outstanding Shares, requires) the Purchaser to provide for, in compliance with applicable law, a Subsequent Offer.

     Directors. The Merger Agreement provides that after completion of the Offer, Compaq will be entitled to designate the number of directors, rounded up to the next whole number, to the Proxicom Board of Directors that is in the same proportion as the percentage of Shares beneficially owned by Compaq and its affiliates bears to the total number of Shares outstanding. Proxicom is required under the Merger Agreement to take all action necessary to cause Compaq's designees to be elected or appointed to the Proxicom Board of Directors. Subject to applicable law and applicable stock exchange regulations, Proxicom will also use its reasonable best efforts to cause individuals designated by Compaq to constitute the number of members on each committee of the Proxicom Board of Directors and the board of directors of each subsidiary of Proxicom (and each committee thereof) that represents the same percentage as such individuals represent on the Proxicom Board of Directors.

     Following the election or appointment of Compaq's designees and until the Merger becomes effective (the "Effective Time"), the approval of a majority of the directors of Proxicom then in office who were not designated by Compaq will be required to authorize:

     - any amendment or termination of the Merger Agreement,

     - any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of Proxicom or

     - any action as to which the consent or agreement of Proxicom is required under the Merger Agreement.

     Proxicom will use its reasonable best efforts to ensure that at least one of the directors of Proxicom not designated by Compaq remains a director of Proxicom until the Effective Time.

     The Merger. The Merger Agreement provides that at the Effective Time, the Purchaser will be merged into Proxicom in accordance with the DGCL. At that time, the separate existence of the Purchaser will cease, and Proxicom will be the surviving corporation.

     Under the terms of the Merger Agreement, at the Effective Time, each Share outstanding will be converted into the right to receive a cash amount equal to the per Share amount paid in the Offer, without interest. Notwithstanding the foregoing, the merger consideration will not be payable in respect of (a) Shares held by Compaq or any of its subsidiaries, which will be cancelled upon the closing of the Merger and (b) Shares as to which appraisal rights have been properly exercised.

     Stock Options. Except for stock options held by non-employee or former directors, the Merger Agreement provides that each option to purchase Shares under any compensatory stock option plan or arrangement of Proxicom ("Proxicom Stock Option") that is outstanding immediately prior to the Effective Time will be deemed to constitute an option (an "Adjusted Option") to acquire, on the same terms and conditions as were applicable under the Proxicom Stock Option, a number of shares of Compaq common stock (the "Compaq Stock"), rounded up to the nearest whole number, equal to the product of the Exchange Ratio and the number of Shares that the holder of such Proxicom Stock Option could have purchased (assuming full vesting thereof) immediately prior to the Effective Time, at an exercise price per share of Compaq Stock equal to the aggregate exercise price under such Proxicom Stock Option divided by the number of shares of Compaq Stock subject to such Adjusted Option, rounded up to the nearest whole cent. The "Exchange Ratio" will be a number (rounded to the nearest ten-thousandth) determined by dividing the per Share amount paid in the Offer by the average of the high and low sales prices of Compaq Stock on the New York Stock Exchange on the day on which the Effective Time occurs. Notwithstanding the foregoing, any Proxicom Stock Option to which Section 421 of the Code applies will be adjusted in a manner to comply with Section 424 of the Code.

     The Merger Agreement provides that at or immediately prior to the Effective Time, each Proxicom Stock Option held by a non-employee director or former director of Proxicom, whether or not exercisable or vested, will be canceled, and Proxicom will pay each such holder at or promptly after the Effective Time an amount in cash determined by multiplying (i) the excess, if any, of the per Share amount paid in the Offer over the applicable exercise price of such Proxicom Stock Option by (ii) the number of Shares subject thereto (assuming full vesting thereof) immediately prior to the Effective Time.

     Employee Stock Purchase Plan. The Merger Agreement provides that Proxicom's employee stock purchase plan and any outstanding option to purchase Shares under such plan will be treated in accordance with such plan.

     Representations and Warranties. The Merger Agreement contains customary representations and warranties of the parties for a transaction of this type.

     Conduct of Proxicom. From the date of the Merger Agreement, Proxicom has agreed in the Merger Agreement to (i) conduct its business in all material respects only in the ordinary course (provided that any significant restructuring will not be considered ordinary course), (ii) use reasonable best efforts to preserve substantially intact its business organizations and significant business relationships with third parties and (iii) keep available the services of its officers and employees as a group.

     Proxicom Shareholder Meeting. If shareholder approval of the Merger is required under the DGCL, Proxicom has agreed in the Merger Agreement to (i) hold a meeting of its shareholders as promptly as practicable after completion of the Offer for the purpose of voting on the adoption of the Merger Agreement and (ii) take all lawful action to solicit the approval of its shareholders in favor of adoption of the Merger Agreement.

     Other Offers. From the date of the Merger Agreement until the Effective Time, Proxicom has agreed that it and its subsidiaries will not, and Proxicom will use its reasonable best efforts to cause its representatives not to, directly or indirectly:

     - solicit, initiate, facilitate or encourage the making of or any inquiry with respect to any Acquisition Proposal (as defined below),

     - disclose any nonpublic information relating to Proxicom or any of its subsidiaries, or afford access to the properties, books or records of Proxicom or any of its subsidiaries, to any person that has made or is known to Proxicom to be considering making any Acquisition Proposal or

     - engage in any negotiations with any person with respect to any Acquisition Proposal.

     "Acquisition Proposal" means any offer or proposal with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets or 10% or more of the outstanding equity securities of, Proxicom or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

     Notwithstanding the foregoing, prior to the Acceptance Date, Proxicom may
(A) furnish information and provide access to a person who has made an unsolicited, bona fide Acquisition Proposal and (B) engage in negotiations with such person concerning such Acquisition Proposal, if and only if, in both cases,

     - the Proxicom Board of Directors determines in good faith, after receipt of the advice of its financial advisor and outside legal counsel, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal (as defined below),

     - Proxicom complies with all of its notice obligations to Compaq in respect of such Acquisition Proposal and

     - if furnishing nonpublic information, Proxicom receives from the person making such Acquisition Proposal as a condition to receiving such information an executed confidentiality agreement the material terms of which are no less favorable to Proxicom than those contained in the Confidentiality Agreement described below. No such confidentiality agreement is required to contain any standstill provisions.

     "Superior Proposal" means any unsolicited, bona fide, written Acquisition Proposal which the Proxicom Board of Directors concludes in good faith (after receipt of the advice of its financial advisor and outside legal counsel), taking into account all legal, financial, regulatory, fiduciary and other aspects of the proposal and the person making such proposal, (i) would, if completed, result in a transaction that is more favorable to Proxicom's shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by the Merger Agreement and (ii) is reasonably capable of being completed (provided that for purposes of this definition the term Acquisition Proposal will have the meaning described above except that the reference to "10%" will be deemed to be a reference to "50%" and "Acquisition Proposal" will only be deemed to refer to a transaction involving Proxicom, or with respect to assets (including the shares of any subsidiary of Proxicom) of Proxicom and its subsidiaries, taken as a whole, and not any of its subsidiaries alone).

     If Proxicom receives an Acquisition Proposal or a request for nonpublic information, it is required to notify Compaq promptly and to keep it informed of the status and material terms of such Acquisition Proposal or request.

     Proxicom Board Recommendation. The Merger Agreement provides that the Proxicom Board of Directors will recommend, and may not withdraw or, subject to the next sentence, modify or change in a manner adverse to Compaq its approval or recommendation of, the Offer, the Merger or the Merger Agreement unless prior to the Acceptance Date the Proxicom Board of Directors determines in good faith by a majority vote that an Acquisition Proposal constitutes a Superior Proposal. The Merger Agreement does permit, however, the Proxicom Board of Directors to make any disclosure to its shareholders that is required by applicable law.

     Employees. Compaq has agreed in the Merger Agreement that for a period of at least one year after the Effective Time, it will maintain base salaries and bonus opportunities for Proxicom employees at least equal to their current amounts. After the first year, base salaries and bonus opportunities for Proxicom employees will be, in the reasonable judgment of Compaq, no less favorable to them than the base salary and bonus opportunities provided to similarly situated employees of Compaq. Notwithstanding the foregoing, if there is an across-the-board reduction in the base salaries and/or bonus opportunities of all or substantially all of the employees of Compaq or the professional services business of Compaq, the Merger Agreement does permit Compaq to reduce the base salaries or bonus opportunities of Proxicom employees as part of that reduction effort. Until Proxicom employees receive benefits under benefits arrangements provided to similarly situated employees of Compaq, Compaq will maintain Proxicom's employee plans for the benefit of Proxicom employees.

     Reasonable Best Efforts. The Merger Agreement provides that each of the parties will use its reasonable best efforts to complete the transactions contemplated by the Merger Agreement as soon as practicable and will not take any action or omit to take any action for the purpose of preventing, delaying or impeding the completion of such transactions.

     Conditions of the Offer.  See Section 14.

     Conditions of the Merger. The obligations of each party to complete the Merger are subject to the satisfaction of the following conditions:

     - the purchase of Shares pursuant to the Offer,

     - if required by the DGCL, adoption by Proxicom's shareholders of the Merger Agreement and

     - the absence of any law, regulation or order prohibiting the completion of the Merger.

     Termination. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by Proxicom's shareholders):

     (a) by mutual written consent of each of Compaq and Proxicom,

     (b) by either Compaq or Proxicom, if :

        (i) the Offer has not been completed by August 1, 2001 (the "Termination Date"); provided that neither party has the right to terminate the Merger Agreement under this clause if its own failure to fulfill any obligation under the Merger Agreement caused the failure of the Offer to be completed on or before such date,

        (ii) after the date of the Merger Agreement a court of competent jurisdiction or governmental entity has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate the Merger Agreement under this clause will not be available to any party whose failure to comply with the covenant to cooperate in the preparation of regulatory filings has been the primary cause of such action or

        (iii) prior to the Acceptance Date, any person or group (other than Compaq and its affiliates) has become the beneficial owner of at least a majority of the outstanding Shares,

     (c) prior to the Acceptance Date, by Compaq, if:

        (i) Proxicom has breached any of the representations, warranties, covenants and agreements contained in the Merger Agreement such that related conditions to the Offer are not capable of being satisfied prior to the Termination Date,

        (ii) the Proxicom Board of Directors has failed to recommend, or has withdrawn or materially modified or changed in a manner adverse to Compaq its approval or recommendation of, the Offer, the Merger or the Merger Agreement or

        (iii) Proxicom has breached in any material respect the obligations described under "Other Offers" or "Proxicom Board Recommendation" above and, to the extent such breach is capable of being cured, has not cured such breach within 72 hours' notice of such breach by Compaq to Proxicom;

     (d) prior to the Acceptance Date, by Proxicom, if:

        (i) Compaq has breached any of its covenants or agreements contained in the Merger Agreement required to be performed by it prior to the Acceptance Date or any of its representations and warranties contained in the Merger Agreement, which breach would reasonably be expected to materially impair the ability of Compaq to complete the transactions contemplated by the Merger Agreement or

        (ii) the Proxicom Board of Directors has provided written notice to Compaq that Proxicom intends to enter into a binding written agreement for a Superior Proposal (with such termination becoming effective upon Proxicom entering into such binding written agreement); provided, however, that

           (A) Proxicom has complied with the obligations described under "Other Offers" and "Proxicom Board Recommendation" above,

           (B) Proxicom has notified Compaq in writing of its receipt of such Superior Proposal and its intention to enter into a binding agreement with respect to such Superior Proposal subject to clause (C) below and attached the most current written version of such Superior Proposal (or a summary containing all the material terms and conditions of such Superior Proposal) to such notice,

           (C) Compaq does not make, within three business days after receipt of Proxicom's written notice pursuant to clause (B) above, an offer that the Proxicom Board of Directors concludes in good faith (following consultation with its financial advisor and outside legal counsel) is as favorable to Proxicom's shareholders as such Superior Proposal and

           (D) Proxicom pays the required termination fee concurrently with entering into such binding written agreement.

     Amendments; No Waivers. The Merger Agreement may be amended or waived prior to the Effective Time if in writing and signed, in the case of an amendment, by each party or in the case of a waiver, by the party against whom the waiver is to be effective. After Proxicom shareholder approval, however, no amendment to the Merger Agreement will be made which by law requires further approval by Proxicom's shareholders without such further approval.

     Fees and Expenses. Except as provided in "Termination Fees" below, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such costs and expenses.

     Termination Fees. Proxicom has agreed in the Merger Agreement to pay Compaq a fee in immediately available funds equal to $10,000,000, if:

          (a) the Merger Agreement is terminated pursuant to clauses (b)(iii),
     (c)(iii) or (d)(ii) under "Termination"; or

          (b) (i) the Merger Agreement is terminated pursuant to clauses (b)(i) or (c)(ii) under "Termination", (ii) an Acquisition Proposal is publicly announced (or communicated to the Proxicom Board of Directors or shareholders) after the date of the Merger Agreement and before termination of the Merger Agreement and (iii) within 12 months of such termination of the Merger Agreement Proxicom recommends, enters into a definitive agreement with respect to, or completes, any Business Combination Proposal. "Business Combination Proposal" means "Acquisition Proposal", except that the reference to "10%" in such definition will be deemed to be a reference to "50%" and will only be deemed to refer to a transaction involving Proxicom, or with respect to assets (including the shares of any Proxicom subsidiary), of Proxicom and its subsidiaries, taken as a whole, and not any of its subsidiaries alone.

     (g) The Support Agreements.

     In connection with the execution of the Merger Agreement, Raul Fernandez, Chairman and Chief Executive Officer of Proxicom, and certain private equity funds sponsored by General Atlantic Partners (collectively the "Shareholders") have executed support agreements with Compaq (the "Support Agreements"). The following summary description of the Support Agreements is qualified in its entirety by reference to the Support Agreements, which Compaq and the Purchaser have filed as exhibits to the Tender Offer Statement on Schedule TO that has been filed with the SEC, which may be copied and examined as set forth in
Section 8 above (except that it will not be available at the regional offices of the SEC).

     The Shareholders have agreed in the Support Agreements to validly tender (and not withdraw) in the Offer all of the Shares owned by the Shareholders and to otherwise support the Offer and the Merger. The

Shareholder's obligations under the Support Agreements will terminate upon the earlier to occur of the (i) Effective Time and (ii) termination of the Merger Agreement.

     (h) Raul Fernandez's Retention Agreement.

     On April 26, 2001, as part of Compaq's effort to retain the employment of Mr. Fernandez after the completion of the Merger, Mr. Fernandez executed a letter agreement with Compaq (the "Fernandez Retention Agreement").

     The following summary description of the Fernandez Retention Agreement is qualified in its entirety by reference to the Fernandez Retention Agreement, which Compaq and the Purchaser have filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the SEC, which may be copied and examined as set forth in Section 8 above (except that it will not be available at the regional offices of the SEC).

     Pursuant to the Fernandez Retention Agreement, Mr. Fernandez agreed to invest approximately $7.2 million in Compaq Stock and to place approximately $7.2 million of cash in escrow subject to forfeiture in certain circumstances as described below:

     - After the completion of the Merger, Mr. Fernandez will purchase in the open market $7,237,500 of Compaq Stock. For 12 months after the completion of the Merger, Mr. Fernandez will not sell, lend or otherwise dispose of any of his economic interests in such shares. At the end of the 12-month period, the shares will be released to him. During this period, Mr. Fernandez will have all of the rights of a stockholder with respect to the shares. Any dividends paid on the shares will be automatically reinvested in additional shares of Compaq Stock, which will be subject to the same terms.

     - At the completion of the Merger, Mr. Fernandez will deposit $7,237,500 in cash in escrow. If Mr. Fernandez remains employed by Compaq or Proxicom for 18 months after the completion of the Merger, then the escrowed cash will be released to him. If Mr. Fernandez voluntarily quits his employment with Compaq or Proxicom (other than for "good reason", as defined) or his employment with Compaq or Proxicom is terminated for "cause" (as defined), in either case during the 18-month period, then Mr. Fernandez will forfeit the escrowed cash. If, at any time during the 18-month period, Mr. Fernandez dies or becomes disabled, or his employment with Compaq or Proxicom is terminated without "cause" or he terminates his employment for "good reason", then the escrowed cash will be released to him.

     The source of the cash that Mr. Fernandez will invest in Compaq Stock and that will be placed in escrow, as described above, will be the proceeds that Mr. Fernandez receives from tendering his Shares in the Offer on the same terms and conditions as all other shareholders who tender their Shares in the Offer.

     (i) Executive Offer Letters.

     On April 26, 2001, each of Messrs. Raul Fernandez, Michael D. Beck, Kenneth
J. Tarpey, Christopher Capuano, David R. Fontaine, David McGuinness, Craig Miller, Anthony Pappas and Jay E. Thomas (each, an "Executive"), each of whom is currently an officer of Proxicom, executed an offer letter with Compaq and Proxicom (each, an "Offer Letter"). Each Executive's execution of his Offer Letter was and is in no way related to his decision to tender or not tender any Shares that he may or may not own in the Offer. The following summary description of the Offer Letters is qualified in its entirety by reference to a form of Offer Letter, which Compaq and the Purchaser have filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the SEC, which may be copied and examined as set forth in Section 8 above (except that it will not be available at the regional offices of the SEC).

     Employment by Compaq. Each Executive has agreed to join the professional services business of Compaq as a Vice President of Proxicom, a Compaq global services company. Each Executive's employment, which will remain in his current work location, is contingent upon the completion of the Merger.

     Base Salary and Annual Bonus Opportunity. Mr. Fernandez's base salary will be $325,000, and his annual bonus opportunity will be 50% of his base salary. For at least 12 months after the completion of the

Merger, each other Executive's base salary and annual bonus opportunity will remain the same as what he currently has. Notwithstanding the foregoing, if there is an across-the-board reduction in the base salaries or bonus opportunities of all or almost all employees of Compaq or the professional services business of Compaq, then the Executives' base salaries and/or bonus opportunities may also be reduced as a part of that reduction effort.

     Benefits. Initially, the Executives will remain on Proxicom's benefit plans until all Proxicom employees are transferred to Compaq's plans.

     Stock Options. Shortly after the completion of the Merger, each Executive will receive an initial grant of stock options to purchase a number of shares of Compaq Stock specified in his Offer Letter. The exercise price will be equal to the fair market value of Compaq Stock on the date of grant. These stock option grants, which will be granted under an existing Compaq equity incentive plan and will be identical in their terms and conditions to stock options typically granted by Compaq to its "new hires", will become 25% exercisable on the first anniversary of the date of grant, and the remaining shares will become exercisable in equal monthly installments for three years thereafter. The Executives will also be eligible for future stock option grants in the ordinary course.

     Cash Retention Bonus. Each Executive, other than Mr. Fernandez, will be eligible to receive a cash retention bonus in an amount specified in his Offer Letter and ranging in amount from $100,000 to $200,000. This bonus will be payable 12 months after the completion of the Merger if the Executive stays with Compaq or Proxicom for that period. If the Executive is terminated without "cause" (as defined), or he terminates his employment for "good reason" (as defined), then the bonus payment will be accelerated to the date of such termination.

     Severance Benefits. The Executives will be entitled to participate in the Compaq Computer Corporation Key Employee Severance Plan (the "Compaq Severance Plan"). Notwithstanding the foregoing:

     - if Mr. Fernandez is terminated without "cause" by Compaq or Proxicom or he terminates his employment for "good reason", in either case within 18 months after the completion of the Merger, then he will be entitled to the benefits under the Compaq Severance Plan.

     - if any other Executive is terminated without "cause" by Compaq or Proxicom or he terminates his employment for "good reason", in either case within 12 months after the completion of the Merger, then he will be entitled to severance benefits that will be the greater of:

          (a) severance benefits under the Compaq Severance Plan; or

          (b) the cash benefits under the Executive's existing severance agreement with Proxicom;

            provided that if the Executive receives his severance benefits under clause (b) above, then he may, to the extent specified in the Offer Letter and for the period specified in his existing severance agreement with Proxicom, continue to participate in the welfare benefits plans provided by Compaq or Proxicom in which he participates immediately prior to the time of his termination.

     If an Executive who is an executive officer of Proxicom is terminated without "cause" or he terminates his employment for "good reason" during the 12-month period (or, in the case of Mr. Fernandez, during the 18-month period), then he will be entitled to receive a severance payment in the range set forth in the chart below, depending on the date of the Executive's termination of employment.

                                                                 RANGE OF
NAME                                                         SEVERANCE AMOUNT
----                                                        ------------------
Raul Fernandez..........................................              $325,000
Michael D. Beck.........................................    $487,500 - 650,000
Kenneth J. Tarpey.......................................    $450,000 - 600,000
Christopher Capuano.....................................    $300,000 - 400,000
Jay E. Thomas...........................................    $412,500 - 550,000

     These amounts represent the range of the cash severance amounts potentially payable to such Executives, and do not include the value of welfare benefits continuation which would also be owed to the Executives (other than Mr. Fernandez).

     Effect of a "Change in Control". If the amount that an Executive receives in connection with a "change in control" would be higher on an after-tax basis if the amount were reduced, then the amount will be reduced accordingly.

     Non-Competition and Non-Solicitation. At all times between the signing of the Merger Agreement and the completion of the Merger, during the Executive's employment with Compaq or Proxicom and for the longer of (1) the 24-month period following the Merger or (2) 12 months after the termination of his employment for any reason, each Executive will not, directly or indirectly, (a) compete with any business that Proxicom currently or at any time prior to his termination of employment conducts, in the United States (and, in the case of Mr. Fernandez, also in any foreign location in which Proxicom currently conducts its business), (b) assist others in such competition or (c) solicit, or otherwise induce, any customers, subscribers, suppliers or contractors of Proxicom now or at any time prior to his termination of employment, or induce any such person or entity to terminate his, her or its relationships with Proxicom.

     In addition, during the same period, each Executive will not, directly or indirectly, employ, solicit, induce, recruit or encourage any of the employees or contractors of Compaq or Proxicom to terminate their service with Compaq or Proxicom, or attempt to employ, solicit, induce, recruit or encourage employees or contractors of Compaq or Proxicom to work or provide services, either for himself or for any other person or entity.

     Upon the Executives' employment, they will be required to execute Compaq's standard intellectual property assignment and confidentiality agreement.

     Termination of Existing Severance Agreement. Effective upon the completion of the Merger, the existing severance agreement that each Executive has with Proxicom (other than Mr. Fernandez, who does not have any such agreement) will be terminated and will have no further force or effect.

     Compaq anticipates that it will enter into similar offer letters with other key employees of Proxicom, some of whom may be executive officers of Proxicom, prior to the completion of the Merger.

     (j) Retention Program.

     Compaq and Pacific are working together to develop an appropriate retention program for other employees of Proxicom to encourage them to remain employees following the Merger. Compaq and Pacific expect that this program will include grants of stock options that will begin to vest at least one year after the date of grant and/or cash bonuses for employees who stay with Compaq or Proxicom for a specified period after the completion of the Merger.

     (k) The Confidentiality Agreement.

     On February 13, 2001, Compaq and Proxicom executed a confidentiality agreement (the "Confidentiality Agreement"). Under the terms of the Confidentiality Agreement, Proxicom agreed to furnish certain confidential information concerning its business, financial condition, operations, assets and liabilities to Compaq and its representatives in connection with Compaq's evaluation of a possible transaction with Proxicom.

11. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK EXCHANGE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. Compaq and the Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

     Stock Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in The Nasdaq National Market. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continuing inclusion in The Nasdaq National Market's published guidelines, the Shares would not meet the criteria for continued inclusion in The Nasdaq National Market if, among other things, the number of publicly-held Shares were less than 750,000, the aggregate market value of the publicly-held Shares were less than $5,000,000 or there were less than two market makers for the Shares. According to Proxicom's Annual Report on Form 10-K for the year ended December 31, 2000, there were approximately 197 holders of record of Shares as of February 16, 2001. If as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet these standards, the quotations on The Nasdaq National Market will be discontinued. In such event, the market for the Shares would be adversely affected. In the event the Shares were no longer quoted on The Nasdaq National Market, quotations might still be available from other sources.

     The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by Proxicom to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information that Proxicom is required to furnish to Proxicom shareholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) or 14(c) and the related requirement of an annual report, no longer applicable to Proxicom. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to "going private" transactions would no longer be applicable to Proxicom. In addition, the ability of "affiliates" of Proxicom and persons holding "restricted securities" of Proxicom to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933 may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing or The Nasdaq National Market reporting. Compaq and the Purchaser believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be Compaq's and the Purchaser's intention to cause Proxicom to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

     If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on The Nasdaq National Market will be terminated following the completion of the Merger.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

12. SOURCE AND AMOUNT OF FUNDS

     The Purchaser estimates that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and to complete the Merger and to pay related fees and expenses will be approximately $350 million. Compaq will ensure that the Purchaser has sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and the Merger. Compaq has sufficient cash on hand to complete the Offer and the Merger, and will cause the Purchaser to have sufficient funds available to complete the Offer and the Merger.

13. DIVIDENDS AND DISTRIBUTIONS

     The Merger Agreement prohibits Proxicom from paying or declaring any dividends on the Shares and from changing the number of Shares outstanding as a result of any stock split, stock dividend, recapitalization or similar transaction without the prior written consent of Compaq.

14. CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, under the Merger Agreement, the Purchaser will not be required to accept for payment or pay for any Shares, and may, subject to the Merger Agreement, terminate the Offer,

     (i) if prior to the Acceptance Date:

        (a) the Minimum Condition is not satisfied,

        (b) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, the "HSR Act") has not expired or been terminated or the anticompetition regulations applicable to the Offer or the Merger under German law have not been complied with or

        (c) all consents, approvals or other actions by any governmental authority required in connection with the completion of the Offer and the Merger have not been obtained and no person (other than any governmental authority) whose consent is or may be required in connection with the transactions contemplated by the Merger Agreement as specified in writing to Compaq prior to the date of the Merger Agreement has given notice or otherwise indicated to Proxicom or Compaq that such person will not grant the consent, except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below) or

     (ii) at any time on or after the date of the Merger Agreement and prior to the Acceptance Date, any of the following conditions exist:

        (a) (i) the representations and warranties made by Proxicom in the Merger Agreement in respect of its capitalization, SEC filings, and financial statements are not true and correct in all material respects as of the Expiration Date as though made on or as of such date or (ii) the other representations and warranties of Proxicom contained in the Merger Agreement (disregarding all qualifications as to materiality or Material Adverse Effect set forth in each of such other representations and warranties) are not true and correct as of the Expiration Date as though made on or as of such date except, in the case of clause (ii) only, where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect,

        (b) Proxicom shall have failed to perform in all material respects any of its obligations under the Merger Agreement required to be performed prior to the Acceptance Date or

        (c) the Merger Agreement has been terminated in accordance with its terms.

     As used in the Merger Agreement, "Material Adverse Effect" means a material adverse effect on the business, assets, financial condition or results of operations of Proxicom and its subsidiaries, taken as a whole, except for any effect reasonably attributed to (x) general conditions in the countries in which Proxicom and its subsidiaries operate (including prevailing interest rate and stock market levels) or (y) general conditions in the e-integration business conducted by Sapient Corporation, DiamondCluster International, Inc., Digitas Inc. and Answerthink, Inc.

15. LEGAL MATTERS; REQUIRED REGULATORY APPROVALS

     General. Based on Compaq's and the Purchaser's review of publicly available filings by Proxicom with the SEC and other information regarding Proxicom, Compaq and the Purchaser are not aware of any licenses or regulatory permits that appear to be material to the business of Proxicom and its subsidiaries, taken as a whole, and that might be adversely affected by the acquisition of Shares in the Offer. In addition, except as described below, Compaq and the Purchaser are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for the Purchaser's acquisition or ownership of the Shares. Should any such approval or other action be required, Compaq and the Purchaser expect to seek such approval or action. Should any such approval or other action be required, Compaq and the Purchaser cannot be certain that we would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to Proxicom's businesses, or that certain parts of the business of Proxicom or Compaq might not have to be disposed of or held separate in order to obtain such approval or action. In that event, the Purchaser may not be required to purchase any Shares in the Offer. See Introduction and Section 14.

     State Takeover Laws. A number of states (including Delaware, where Proxicom is incorporated) have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, shareholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes purport to apply to the Offer or the Merger, Compaq and the Purchaser believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining shareholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     Compaq and the Purchaser have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. Compaq and the Purchaser reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that Compaq and the Purchaser take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, Compaq and the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Compaq and the Purchaser might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or completing the Offer. In that case, Compaq and the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

     U.S. Antitrust. Under the HSR Act, and the related rules and regulations that have been issued by the U.S. Federal Trade Commission (the "FTC"), certain acquisition transactions may not be completed until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements apply to Compaq's acquisition of Shares in the Offer and the Merger.

     Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Compaq will file a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on or about May 7, 2001. As a result, the required waiting period with respect to the Offer and the Merger would expire at 11:59 p.m., New York City time, on or about May 22, 2001, unless earlier terminated by the FTC or the Antitrust Division or Compaq receives a request for additional information or documentary material prior to that time. If, within the 15-calendar-day waiting period, either the FTC or the Antitrust Division requests additional information or documentary material from Compaq, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10 calendar days following the date of Compaq's substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR rules. After that time, the waiting period could be extended only by court order or with Compaq's consent. The FTC or the Antitrust Division may terminate the additional 10-calendar-day waiting period before its expiration. In practice, complying with a request for additional information or documentary material can take a significant period of time. Although Proxicom is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither Proxicom's failure to make those filings nor a request made to Proxicom from the FTC or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger. The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions, such as the Purchaser's acquisition of Shares in the Offer and the Merger. At any time before or after the Purchaser's purchase of Shares, the FTC or the Antitrust Division could take any action under the antitrust laws that either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Compaq, Proxicom or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. See Section 14.

     Foreign Antitrust. Pursuant to the Gesetz gegen Wettbewerbsbeschrankungen (the Act Against Restraints of Competition), on April 30, 2001, Compaq filed a premerger notification to the German Federal Cartel Office (the "FCO"). The initial waiting period applicable to the purchase of Shares pursuant to the Offer will terminate on May 30, 2001 unless the FCO extends the waiting period if it determines that additional review is required. If such a determination is made, the waiting period may be extended for a period of up to four months (such period to commence from the day following the filing date of the premerger notification). If the FCO concludes that the acquisition will lead to the creation or strengthening of a market dominating position, the acquisition will be prohibited unless the parties agree to remedy the adverse competitive impact identified by the FCO. The FCO may approve the Purchaser's acquisition of the Shares pursuant to the Offer prior to the expiration of the initial one-month waiting period. There can be no assurance, however, that the initial one-month waiting period will be terminated early. Shares will not be accepted for payment or paid for pursuant to the Offer until all of the conditions of the Offer, including the expiration of this waiting period, are satisfied or waived by the Purchaser as of the Expiration Date. See Section 14.

     Based upon an examination of publicly available information relating to the businesses in which Proxicom is engaged, Compaq and Proxicom believe that the acquisition of Shares in the Offer and the Merger should not violate the applicable antitrust laws. Nevertheless, Compaq and Proxicom cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14.

16. FEES AND EXPENSES

     Credit Suisse First Boston is acting as the Dealer Manager in connection with the Offer and has provided certain financial advisory services to Compaq in connection with the Offer and the Merger. Compaq has agreed to pay the Dealer Manager reasonable and customary compensation for such services, plus reasonable reimbursement of out-of-pocket expenses. Compaq has agreed to indemnify the Dealer Manager against certain liabilities in connection with its services as financial advisor to Compaq in connection with the acquisition of Proxicom, including its services as Dealer Manager, and including certain liabilities under the U.S. federal securities laws. At any time, the Dealer Manager may actively trade Shares for its own account or for the accounts of customers and, accordingly, may hold a long or short position in the Shares.

     Compaq has retained Georgeson Shareholder Communications Inc. as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. Compaq will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. Compaq has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws.

     In addition, Compaq has retained EquiServe Trust Company, N.A. as the Depositary. Compaq will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

     Except as set forth above, Compaq will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Compaq will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17. MISCELLANEOUS

     Compaq and the Purchaser are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Compaq and the Purchaser become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Compaq and the Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, Compaq and the Purchaser cannot comply with the state statute, Compaq and the Purchaser will not make the Offer to, nor will Compaq and the Purchaser accept tenders from or on behalf of, the holders of Shares in that state.

     Compaq and the Purchaser have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to the Schedule TO. The Schedule TO and any exhibits or amendments may be examined and copies may be obtained from the SEC in the same manner as described in Section 7 with respect to information concerning Proxicom, except that copies will not be available at the regional offices of the SEC.

     NEITHER COMPAQ NOR THE PURCHASER HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF COMPAQ OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, YOU SHOULD NOT RELY ON ANY SUCH INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED.

     Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of Compaq, the Purchaser, Proxicom or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                          PFC ACQUISITION CORP.

May 3, 2001

                                                                      SCHEDULE I

     1. DIRECTORS AND EXECUTIVE OFFICERS OF COMPAQ. The following table sets forth the name, age and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Compaq. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Compaq. Unless otherwise indicated, the business address of each such person is c/o Compaq, at 20555 S.H. 249 MS 110810, Houston, Texas 77070-2698, and each such person is a citizen of the United States of America. Directors are identified by an asterisk next to their names.

                                                               PRINCIPAL OCCUPATION AND
NAME                                       AGE               FIVE-YEAR EMPLOYMENT HISTORY
-----------------------------------------  ---   -----------------------------------------------------
*Michael D. Capellas.....................  46    Chairman and Chief Executive Officer (2000-present).
                                                 President, Chief Executive Officer and Director
                                                 (1999-2000). Chief Operating Officer (1999). Senior
                                                 Vice President, Information Management, and Chief
                                                 Information Officer (1998-1999). Senior Vice
                                                 President and General Manager of the Global Energy
                                                 Business at Oracle Corporation (1997-1998). Director
                                                 of Supply Chain Management at SAP America
                                                 (1996-1997).
*Lawrence T. Babbio, Jr..................  56    Vice Chairman and President of Verizon
                                                 Communications, Inc. (formerly Bell Atlantic
                                                 Corporation)(2000-present). President and Chief
                                                 Operating Officer -- Network Group and
                                                 Chairman -- Global Wireless Group, of Bell Atlantic
                                                 (1997-2000). Vice Chairman of Bell Atlantic (1995-
                                                 1997). Mr. Babbio also serves on the Board of
                                                 Directors at ARAMARK Corporation.
*Judith L. Craven........................  55    President of the United Way of the Texas Gulf Coast
                                                 (1992-1998). Dr. Craven also serves on the Boards of
                                                 Directors at A. H. Belo Corporation, Valic
                                                 Corporation, Luby's Inc. and SYSCO Corporation.
*George H. Heilmeier.....................  64    Chairman Emeritus of Telcordia Technologies, Inc.
                                                 (formerly Bell Communications Research, Inc.
                                                 ("Bellcore")). Chairman and Chief Executive Officer
                                                 of Bellcore (1991-1997). Mr. Heilmeier also serves on
                                                 the Boards of Directors at TRW, Inc., Teletech
                                                 Holdings, Automatic Data Processing and Mitre Corp.
*Kenneth L. Lay..........................  59    Chairman of the Board of Directors at Enron
                                                 Corporation (1986-present). Chief Executive Officer
                                                 of Enron Corporation (1986-2001). Mr. Lay also serves
                                                 on the Boards of Directors at Eli Lilly & Company,
                                                 Trust Company of the West, Questia Media, Inc., i2
                                                 Technologies, Inc., EOTT Energy Corp. (the General
                                                 Partner of EOTT Energy Partners, L.P.) and New Power
                                                 Holdings, Inc.

                                                               PRINCIPAL OCCUPATION AND
NAME                                       AGE               FIVE-YEAR EMPLOYMENT HISTORY
-----------------------------------------  ---   -----------------------------------------------------
*Sanford M. Litvack......................  64    Vice Chairman of the Board of The Walt Disney Company
                                                 (1999-2000). Senior Executive Vice President and
                                                 Chief of Corporate Operations of The Walt Disney
                                                 Company (1994-1999). Mr. Litvack also serves on the
                                                 Boards of Directors at PacifiCare Health Systems,
                                                 Inc., Fibercapital, EuroDisney, California Institute
                                                 of the Arts and Amateur Athletic Association.
*Thomas J. Perkins.......................  69    General Partner of Kleiner Perkins Caufield & Byers
                                                 (1972-present). Chairman of the Board of Directors of
                                                 Tandem Computers Incorporated (1974-1997). Mr.
                                                 Perkins also serves on the Boards of Directors at
                                                 News Corporation and Iolon Corp.
*Lucille S. Salhany......................  54    Chief Executive Officer and President of LifeFX
                                                 Networks, Inc.(1999-present). President of J.H. Media
                                                 Limited (1997-1999). President and Chief Executive
                                                 Officer of United Paramount Network (1994-1997). Ms.
                                                 Salhany also serves on the Boards of Directors at
                                                 Boston Restaurant Associates Corporation, LifeFX
                                                 Networks, Inc. and iMedium.
Peter Blackmore..........................  54    Executive Vice President of Worldwide Sales and
                                                 Services (2000-present). Senior Vice President, Sales
                                                 and Services (2000). Senior Vice President of Sales
                                                 and Marketing (1999-2000). Manager Major Accounts
                                                 Marketing, Europe, (1991-1999).
Michael J. Winkler.......................  56    Executive Vice President of Global Business Units
                                                 (2000-present). Senior Vice President and Group
                                                 General Manager, Commercial Personal Computing Group
                                                 (1996-2000). Senior Vice President, Portable PC
                                                 Division (1995-1996).
Jeff Clarke..............................  39    Senior Vice President, Finance and Administration,
                                                 and Chief Financial Officer (2001-present). Vice
                                                 President, Finance and Strategy for Worldwide Sales
                                                 and Services (1999-2001). Vice President, Strategic
                                                 Finance (1998-1999). Directeur, Financier at Digital
                                                 France (1996-1998).
Howard D. Elias..........................  43    Senior Vice President and Group General Manager,
                                                 Business Critical Server Group (2001-present). Vice
                                                 President and General Manager of the Enterprise
                                                 Storage Group (1998-2000).
Jesse J. Greene, Jr......................  56    Senior Vice President, Strategic Planning (2001-
                                                 present). Senior Vice President, Finance &
                                                 Administration and Chief Financial Officer (2000-
                                                 2001). Corporate Senior Vice President and Director
                                                 of Business Strategy and Information Technology at
                                                 Eastman Kodak Company (1994-2000).

                                                               PRINCIPAL OCCUPATION AND
NAME                                       AGE               FIVE-YEAR EMPLOYMENT HISTORY
-----------------------------------------  ---   -----------------------------------------------------
Yvonne R. Jackson........................  51    Senior Vice President, Human Resources, Organization
                                                 and Environment (1999-present). Senior Vice President
                                                 of Worldwide Human Resources at Burger King
                                                 Corporation (1993-1999).
Michael J. Larson........................  47    Senior Vice President and Group General Manager,
                                                 Consumer Group (1999-present). Vice President and
                                                 Group General Manager, Consumer Group (1999). Vice
                                                 President, Sales and Marketing, Consumer Products
                                                 (1996-1999).
Mary T. McDowell.........................  36    Senior Vice President and General Manager of the
                                                 Industry Standard Server Group (2000-present). Vice
                                                 President and General Manager of the Industry
                                                 Standard Server Group (1998-2000). Systems Engineer
                                                 (1986-1998).
Robert V. Napier.........................  54    Senior Vice President, Global Business Solutions and
                                                 Chief Information Officer (2000-present). Senior Vice
                                                 President, Information Management and Chief
                                                 Information Officer (1999-2000). Senior Vice
                                                 President and Chief Information Officer at Mariner
                                                 Post-Acute Network (1998-1999). Chief Information
                                                 Officer at Delphi Automotive Systems (1997-1998).
Shane V. Robison.........................  47    Senior Vice President, Technology, and Chief
                                                 Technology Officer (2000-present). President of
                                                 Internet Technology and Development at AT&T Labs
                                                 (1999-2000). President, Design Productivity Group, of
                                                 Cadence Design Systems (1995-1999).
Thomas C. Siekman........................  59    Senior Vice President and General Counsel (1998-
                                                 present). Vice President and General Counsel at
                                                 Digital Equipment Corporation (1993-1998).

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The following table sets forth the name, age and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with the Purchaser. The business address of each such person is c/o Compaq, at 20555 S.H. 249 MS 110810, Houston, Texas 77070-2698, and each such person is a citizen of the United States of America. Directors are identified by an asterisk next to their names.

                                                            PRINCIPAL OCCUPATION AND
NAME                                         AGE          FIVE-YEAR EMPLOYMENT HISTORY
-------------------------------------------  ---   -------------------------------------------
*Jeff Lynn.................................  51    President since the company was founded.
                                                   Vice President and General Manager,
                                                   Professional Services at Compaq
                                                   (2000-present). Vice President, Global
                                                   Banking, Finance and Security Consulting
                                                   Practice at IBM Consulting (1995-2000).
Linda Auwers...............................  54    Secretary since the company was founded.
                                                   Vice President, Deputy General Counsel and
                                                   Secretary at Compaq (2001-present). Vice
                                                   President, Associate General Counsel and
                                                   Secretary at Compaq (1999-2001). Vice
                                                   President and Assistant General Counsel at
                                                   Compaq (1995-1999).

     The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                         EQUISERVE TRUST COMPANY, N.A.

                                                                        By Hand:
                                                                  Securities Transfer &
          By Mail:                 By Overnight Courier:                Reporting
       EquiServe Trust                EquiServe Trust              c/o EquiServe Trust
   Attn: Corporate Actions        Attn: Corporate Actions         100 William's Street,
    Post Office Box 43014            150 Royall Street                  Galleria
    Providence, RI 02940             Canton, MA 02021              New York, NY 10038

                                   Telephone Assistance:
                                      (888) 218-4373

     If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                          [GEORGESON SHAREHOLDER LOGO]
                   Georgeson Shareholder Communications Inc.
                               111 Commerce Road
                          Carlstadt, New Jersey 07072
                 Banks and Brokers Call Collect: (201) 896-1900
                   All Others Call Toll-Free: (888) 381-8735

                      The Dealer Manager for the Offer is:

                     CREDIT SUISSE FIRST BOSTON CORPORATION
                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll Free: (800) 646-4543